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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                         (AMENDMENT NO. _____________ )*

                              SKILLSOFT CORPORATION
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                   83066P 10 1
                                 (CUSIP Number)

                                FEBRUARY 4, 2000
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[ ]  Rule 13d-1(c)
[X]  Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).
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CUSIP No. 83066P 10 1             SCHEDULE 13G                 Page 1 of 7 pages
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--------------------------------------------------------------------------------
     1.       NAMES OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
              WARBURG, PINCUS VENTURES, L.P.       I.D. NO. 13-3784037
--------------------------------------------------------------------------------
     2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]
--------------------------------------------------------------------------------
     3.       SEC USE ONLY

--------------------------------------------------------------------------------
     4.       CITIZENSHIP OR PLACE OF ORGANIZATION
              DELAWARE
--------------------------------------------------------------------------------
                                5.     SOLE VOTING POWER
                                       6,209,524
      NUMBER OF                -------------------------------------------------
       SHARES                   6.     SHARED VOTING POWER
     BENEFICIALLY                       -0-
      OWNED BY                 -------------------------------------------------
        EACH                    7.     SOLE DISPOSITIVE POWER
      REPORTING                        -0-
       PERSON                  -------------------------------------------------
                                8.     SHARED DISPOSITIVE POWER
                                       6,209,524
--------------------------------------------------------------------------------
     9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            6,209,524
--------------------------------------------------------------------------------
    10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                        [ ]
--------------------------------------------------------------------------------
    11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            46.8%
--------------------------------------------------------------------------------
    12.     TYPE OF REPORTING PERSON*
            PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No. 83066P 10 1             SCHEDULE 13G                 Page 2 of 7 pages
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--------------------------------------------------------------------------------
     1.       NAMES OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
              WARBURG, PINCUS & CO.                  I.D. NO. 13-6358475
--------------------------------------------------------------------------------
     2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]
--------------------------------------------------------------------------------
     3.       SEC USE ONLY

--------------------------------------------------------------------------------
     4.       CITIZENSHIP OR PLACE OF ORGANIZATION
              NEW YORK
--------------------------------------------------------------------------------
                                5.     SOLE VOTING POWER
                                       -0-
         NUMBER OF             -------------------------------------------------
          SHARES                6.     SHARED VOTING POWER
        BENEFICIALLY                    6,209,524
         OWNED BY              -------------------------------------------------
           EACH                 7.     SOLE DISPOSITIVE POWER
         REPORTING                     -0-
          PERSON               -------------------------------------------------
                                8.     SHARED DISPOSITIVE POWER
                                       6,209,524
--------------------------------------------------------------------------------
     9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            6,209,524
--------------------------------------------------------------------------------
    10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                      [ ]
--------------------------------------------------------------------------------
    11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            46.8%
--------------------------------------------------------------------------------
    12.     TYPE OF REPORTING PERSON*
            PN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No. 83066P 10 1             SCHEDULE 13G                 Page 3 of 7 pages
----------------------                                         -----------------

--------------------------------------------------------------------------------
     1.       NAMES OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
              E.M. WARBURG, PINCUS & CO., LLC             I.D. NO. 13-3536050
--------------------------------------------------------------------------------
     2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]
--------------------------------------------------------------------------------
     3.     SEC USE ONLY

--------------------------------------------------------------------------------
     4.     CITIZENSHIP OR PLACE OF ORGANIZATION
            NEW YORK
--------------------------------------------------------------------------------
                                5.     SOLE VOTING POWER
                                       -0-
         NUMBER OF             -------------------------------------------------
          SHARES                6.     Shared Voting Power
        BENEFICIALLY                   6,209,524
         OWNED BY              -------------------------------------------------
           EACH                 7.     SOLE DISPOSITIVE POWER
         REPORTING                     -0-
          PERSON               -------------------------------------------------
                                8.     SHARED DISPOSITIVE POWER
                                       6,209,524
--------------------------------------------------------------------------------
     9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            6,209,524
--------------------------------------------------------------------------------
    10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                     [ ]
--------------------------------------------------------------------------------
    11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            46.8%
--------------------------------------------------------------------------------
    12.     TYPE OF REPORTING PERSON*
            OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No. 83066P 10 1             SCHEDULE 13G                 Page 4 of 7 pages
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ITEM 1(a).         NAME OF ISSUER:

                   SKILLSOFT CORPORATION
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ITEM 1(b).         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                   20 INDUSTRIAL PARK DRIVE
                   NASHUA, NEW HAMPSHIRE 03062
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ITEM 2(a).         NAME OF PERSON FILING:

                   THIS STATEMENT IS FILED BY AND ON BEHALF OF (a) WARBURG, PINCUS VENTURES, L.P., A DELAWARE LIMITED PARTNERSHIP ("WPV"); (b) WARBURG, PINCUS & CO., A NEW YORK GENERAL PARTNERSHIP ("WP"); AND (c) E.M. WARBURG, PINCUS & CO., LLC, A NEW YORK LIMITED LIABILITY COMPANY ("EMW LLC"), WHICH MANAGES WPV. LIONEL I. PINCUS IS THE MANAGING PARTNER OF WP AND THE MANAGING MEMBER OF EMW LLC AND MAY BE DEEMED TO CONTROL BOTH WP AND EMW LLC. THE MEMBERS OF EMW LLC ARE SUBSTANTIALLY THE SAME AS THE PARTNERS OF WP.
--------------------------------------------------------------------------------
ITEM 2(b).         ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                   THE BUSINESS ADDRESS OF EACH OF THE FOREGOING IS 466 LEXINGTON AVENUE, NEW YORK, NEW YORK 10017.
--------------------------------------------------------------------------------
ITEM 2(c).         CITIZENSHIP:

                   NOT APPLICABLE.
--------------------------------------------------------------------------------
ITEM 2(d).         TITLE OF CLASS OF SECURITIES:

                   COMMON STOCK, $0.001 PAR VALUE PER SHARE
--------------------------------------------------------------------------------
ITEM 2(e).         CUSIP NUMBER:

                   83066P 10 1
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ITEM 3.            IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), or
                   13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A: NOT APPLICABLE

                   (a) [ ] Broker or Dealer registered under Section 15 of the
                           Exchange Act.

                   (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange
                           Act.

                   (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Exchange Act.

                           Investment company registered under Section 8 of the
                   (d) [ ] Investment Company Act of 1940.

                   (e) [ ] An investment adviser in accordance with Rule
                           13d-1(b)(1)(ii)(E);

                           An employee benefit plan or endowment fund in
                   (f) [ ] accordance with Rule 13d-1(b)(1)(ii)(F);

                           A parent holding company or control person in
                   (g) [ ] accordance with Rule 13d-1(b)(1)(ii)(G);

                           A savings association as defined in Section 3(b) of
                   (h) [ ] the Federal Deposit Insurance Act;

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CUSIP No. 83066P 10 1             SCHEDULE 13G                 Page 5 of 7 pages
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                           A church plan that is excluded from the definition of
                           an investment company under section 3(c)(14) of the
                   (i) [ ] Investment Company Act of 1940;

                   (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).
--------------------------------------------------------------------------------
ITEM 4.            OWNERSHIP

                   Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
Item 1.

                   (a)    Amount beneficially owned: 6,209,524

                   (b)    Percent of Class:  46.8%

                   (c)    Number of shares as to which such person has:

                         (i)   Sole power to vote or to direct the vote  -0-

                         (ii)  Shared power to vote or to direct the
                               vote 6,209,524

                         (iii) Sole power to dispose or direct the disposition
                               of 6,209,524

                         (iv) Shared power to dispose or direct the disposition of 6,209,524

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ITEM 5.            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                   If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]. NOT APPLICABLE

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ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
                NOT APPLICABLE

--------------------------------------------------------------------------------
ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
                NOT APPLICABLE

--------------------------------------------------------------------------------
ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
                NOT APPLICABLE

--------------------------------------------------------------------------------
ITEM 9.         NOTICE OF DISSOLUTION OF GROUP.
                NOT APPLICABLE

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ITEM 10.        CERTIFICATIONS.
                NOT APPLICABLE

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CUSIP No. 83066P 10 1             SCHEDULE 13G                 Page 6 of 7 pages
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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                      WARBURG, PINCUS VENTURES, L.P.

Dated:  February 14, 2001             By: Warburg, Pincus & Co., General Partner

                                      By: Scott A. Arenare
                                          ----------------
                                          Scott A. Arenare
                                           Attorney-in-Fact

                                      WARBURG, PINCUS & CO.

Dated: February 14, 2001
                                      By: Scott A. Arenare
                                          ----------------
                                          Scott A. Arenare
                                           Attorney-in-Fact

                                      E.M. WARBURG, PINCUS & CO., LLC

Dated: February 14, 2001
                                      By: /s/ Scott Arenare
                                          ----------------
                                          Scott A. Arenare
                                           Attorney-in-Fact